Exhibit 99.1

ALLIANCE MMA 590 MADISON AVENUE NEW YORK, NY 10022 www.rubensteinpr.com RUBENSTEIN PUBLIC RELATIONS CONTACT: KRISTIE GALVANI 212-805-3005 KGALVANI@RUBENSTEINPR.COM

ALLIANCE MMA CONSUMMATES ATLANTA PROMOTION DEAL

National Fighting Championship Expands Alliance MMA Presence in the Southeast

NEW YORK, NY – May 2, 2017 – Alliance MMA, Inc. ("Alliance MMA" or the "Company") (NASDAQ: AMMA), a professional mixed martial arts (MMA) company that brings together the best regional productions building the next generation of MMA champions, announced today it has acquired the assets of National Fighting Championship (NFC), which produces professional regional MMA events throughout Georgia and South Carolina.

“We are effectively and systematically continuing to execute our strategy of aggressively acquiring leading regional MMA promotions across the country,” said Robert Haydak, President of Alliance MMA. “The addition of NFC to the Alliance MMA enterprise clearly validates the ongoing success of our business model. Their documented experience in producing outstanding MMA events, and the fact that they have established a solid brand name in Atlanta, one of our remaining targeted top 20 national media markets, makes NFC an ideal fit for Alliance MMA.”

In 2002, at the age of 26, Oblas formed Undisputed Productions, LLC and became the youngest fight promoter in the history of Georgia and is currently the longest running promoter in the state. In 2007, he rebranded Undisputed Productions to National Fighting Championship (NFC). In 2017, Oblas acquired US Freedom Fighter Championship (USFFC) based in South Carolina, and after rebranding it with the NFC name, will continue to promote under the NFC name in various South Carolina markets going forward. Undisputed Productions and NFC have promoted a combined total of more than 100 events since 2002, and plans to continue its expansion throughout Georgia and South Carolina.

To date, NFC has promoted fights at numerous venues in Atlanta, and currently produces regional MMA events at Center Stage in Atlanta, Infinite Energy Arena in Duluth, GA, Electric Cowboy in Kennesaw, GA, and the TD Convention Center in Greenville, SC. On July 22 of this year, NFC will host an all-day event at Infinite Energy Arena in Duluth, GA to celebrate its 15 Year Anniversary, and later this year will promote NFC 100.

“I started promoting professional MMA events because I’m the biggest fan of the sport. After attending shows for years as a member of the Georgia Athletic & Entertainment Commission, I believed I could do better,” said Oblas. “Everything I’ve done since 2002 has been with the mindset of making NFC the best possible experience for the fighters and fans. Joining Alliance MMA is no different. Alliance MMA is providing me the opportunity to continue delivering fighters and fans with the very best regional MMA events in the Southeast.”

NFC will be the 9th regional MMA promotion operating under the Alliance MMA umbrella. The company also promotes regional MMA events with New Jersey-based Cage Fury Fighting Championship (CFFC), Washington-based Combat Games MMA (COGA), Illinois-based Hoosier Fight Club (HFC), Tennessee-based V3 Fights, Maryland-based Shogun Fights, Ohio-based Iron Tiger Fight Series (IT Fight Series), Florida-based Fight Time Promotions, as well as a San Diego-based promotion under the guidance of MMA luminary Eric Del Fierro.

About Alliance MMA, Inc.

Alliance MMA (NASDAQ:AMMA) is a professional mixed martial arts (MMA) company that brings together the best regional productions. Alliance MMA's mission is to identify and cultivate the next generation of fighters and champions for the Ultimate Fighting Championship (UFC) and other premier MMA promotions.

With some of the world’s leading MMA promotions under the Alliance MMA umbrella, the organization aims eventually to host in excess of 125 events per year, showcasing more than 1,000 fighters. Alliance MMA is also dedicated to generating live original sports media content, attracting an international fan base, and securing major brand sponsorship revenue for live MMA events, digital media, and Alliance MMA fighters.

MMA is the world’s fastest growing sport with worldwide fans of approximately 300 million according to sports marketing research firm Repucom. MMA is a full contact sport that allows a wide range of fighting techniques, including striking and grappling from various martial arts and disciplines including Boxing, Wrestling, Brazilian Jiu Jitsu, Karate and Muay Thai. Professional MMA fights are legal and regulated by state athletic commissions in all 50 states.

Alliance MMA, Inc. was incorporated in 2015 for the purpose of acquiring businesses that engage in the promotion of mixed martial arts (MMA) events. In 2016, the company completed an initial public offering that culminated in a listing on the NASDAQ stock exchange. Alliance MMA is the only mixed martial arts promotion company that is publicly-traded.

For more information visit, www.alliancemma.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, those discussed under the heading “Risk Factors” in our registration statement on Form S-1 (Registration No. 333-213166) declared effective by the Securities and Exchange Commission on September 2, 2016. Alliance MMA encourages you to review other factors that may affect its future results in Alliance MMA’s registration statement and in its other filings with the Securities and Exchange Commission.

Contacts

Alliance MMA, Inc.

James Platek, 212-739-7825, x707

Director, Investor Relations

Or

Rubenstein Public Relations

Kristie Galvani, 212-805-3005

kgalvani@rubensteinpr.com